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                                                                   EXHIBIT 10.37

                       BAUSCH & LOMB PHARMACEUTICALS, INC.
                     CONTRACT MANUFACTURING SUPPLY AGREEMENT
                     ---------------------------------------

      THIS CONTRACT MANUFACTURING SUPPLY AGREEMENT (the "Agreement"), made this 6th day of February, 2003, (the "Effective Date") by and between BAUSCH & LOMB PHARMACEUTICALS, INC., a Delaware corporation, having its principal office located at 8500 Hidden River Parkway, Tampa, Florida 33637 ("BLP"), and ISTA PHARMACEUTICALS, INC., having its principal office located at 15279 Alton Parkway, Suite 100 Irvine, CA 92618 ("ISTA").

      WHEREAS, ISTA desires that BLP be appointed the contract manufacturer for certain Product (as defined herein);

      WHEREAS, BLP is willing to manufacture and supply to ISTA such Product (as defined herein) under the terms and conditions of this Agreement;

      NOW, THEREFORE, the parties hereby agree as follows:

                                    AGREEMENT

ISTA and BLP, therefore agree the terms defined in this section shall have the meanings stated as follows:

1.    Definitions.

      A. "ACT" means the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

      B. "Applicable Laws" means all laws, ordinances, rules and regulations within the United States applicable to the manufacturing of Product and the obligations of BLP or ISTA, as the context requires, under this Agreement, and includes, without limitation, (i) all applicable federal, state and local laws, rules, ordinances and regulations,
            (ii) the ACT, and (iii) the cGMPs.

      C. "cGMP" means current good manufacturing practices, as defined in the ACT.

      D. "Commercial Year" means each consecutive twelve (12) month period commencing on the date that ISTA receives written FDA approval of the Product.

      E. "Confidential Information" means any information disclosed by either party to the other party hereunder which is designated in writing as "confidential". ISTA Confidential Information shall include without limitation: (i) all information relating to the Product and API, and all licenses, technology, processes and business plans relating to the Product and (ii) all notes, analyses, studies or other documents which contain or are based on the information or material described in (i). BLP Confidential Information shall include without limitation: (x) all information owned by BLP and

------------------------
[*] Confidential portions omitted and filed separately with the Securities and Exchange Commission.
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            pertaining to BLP's manufacture of the Product, including all plans, programs, processes, equipment, apparatuses, and all licenses and technology owned by BLP and pertaining to the manufacture of the Product and (y) all notes, analyses, studies or other documents owned by BLP that contain or are based on the information or material described in (x), and in all events excluding subject matter owned by ISTA pursuant to Article 18.

      F. "Technology Transfer Activities" means the technology transfer activities set forth in Appendix C.

      G. "FDA" means the United States Food and Drug Administration or any successor entity thereto.

      H.    "Firm Order" shall have the meaning set forth in Section 9.B.

      I. "Labeling" means all labels and other written, printed or graphic matter upon (i) the Product or any container or wrapper utilized with the Product or (ii) any written material accompanying the Product, including without limitation, package inserts.

      J. "Master Batch Record" shall mean the master production and control records required by the FDA to be kept for the Product pursuant to 21 CFR Section 211.186.

      K. "Pharmaceutical Price Index" means that particular index within the U.S. Department of Labor's Producer Price Index - Commodities, which is categorized under the Group, "Chemicals and Allied Products," item "Pharmaceutical preparations" and having the Series ID of WPU0638.

      L. "Raw Materials" means bottles, tips, caps, Labeling, chemicals, and other components needed to manufacture the Product in accordance with the Specifications.

      M. "Specifications" means the product requirements set forth in the Master Batch Record for the Product and Appendix D, as amended by the parties hereto during the Term of this Agreement, which may include but not be limited to, the specifications for Labeling, storage, chemical composition, physical characteristics, biological characteristics and quality control procedures for the Product.

      N. "Validation Activities" means the validation activities set forth in Appendix C.

2.    Product. The term "Product" shall mean the product listed on Appendix A.

3. Term. Subject to Article 19, this Agreement shall become effective on the Effective Date and shall expire on the [*] of ISTA's receipt of written FDA approval of the NDA for the Product (the "Expiration Date"), provided that BLP notifies ISTA in writing that it does not intend to renew this Agreement at least [*] prior to the Expiration Date or ISTA notifies BLP in writing it does not intend to renew this Agreement at least [*] prior to the Expiration Date (the "Term"). In the absence of any such notice, this Agreement shall automatically renew for additional [*] renewal periods (each a "Renewal Period") unless BLP notifies ISTA in writing that it does not intend to renew this Agreement at least [*] prior to the end of any Renewal Period or if ISTA notifies BLP in writing that it does not intend to renew this Agreement at least [*] prior to the end of any

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      Renewal Period, subject to Article 19. For purposes of this Agreement, references to Term shall include any Renewal Periods hereunder.

4.    Price.

      A. Product Prices. The purchase price per unit of Product to be paid by ISTA to BLP shall be in accordance with the terms of the price schedule set forth in Appendix A, which is attached hereto and incorporated herein by reference, as adjusted pursuant to Section 4.B. below. Prices for Product sold to ISTA during the Term are F.O.B. BLP's shipping point located in Tampa, Florida.

      B. Price Increase. The purchase price per unit of Product shall remain fixed until the [*] of ISTA's receipt of written FDA approval for the Product. Thereafter, but no more than [*] during any Commercial Year, BLP may increase the prices for the Product, upon [*] prior written notice to ISTA, by an amount which is in proportion to, and not to exceed, [*] period preceding the effective date of such price increase.

      C. Order Payment. BLP will invoice ISTA for each order of Product upon shipment of the Product. Invoices shall be due and payable within [*] of the date of BLP's invoice. In the event that any undisputed invoice is not paid when due, ISTA agrees to pay a "late charge" on the unpaid delinquent balance at an interest rate of [*], but in no event more than the maximum rate permitted by law.

      D. Project Prices. ISTA will pay for Technology Transfer Activities and Validation Activities in accordance with the terms set forth in this Agreement and in Appendix C attached hereto. It is understood and agreed that the prices set forth in Appendix C with respect to Technology Transfer Activities or Validation Activities are contingent on the successful manufacture of Product Validation Batches (as defined in Section 5.C. below) and Submission Batches (as defined in Appendix C) in accordance with the Specifications as part of the Technology Transfer Activities or Validation Activities.

      E.    Project Payment. BLP will invoice ISTA for each project, as follows:

            (1) For BLP's performance of the Technology Transfer Activities, BLP shall invoice ISTA for (i) [*] of the fee for such activities upon the commencement of the Technology Transfer Activities, (ii) [*] of the fee for such activities upon ISTA's acceptance of the last Submission Batch, and (iii) [*] upon ISTA's acceptance of the completed report of the stability study for NDA submission. Invoices for the Technology Transfer activities shall be due and payable within [*] of the date of BLP's invoice. In the event that any undisputed invoice is not paid when due, BLP will stop the project activities and ISTA agrees to pay a "late charge" on the unpaid delinquent balance at an interest rate of [*], but in no event more than the maximum rate permitted by law.

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            (2)   For BLP's performance of the Validation Activities, BLP shall invoice ISTA for [*] of the fee for such activities upon the commencement of the Validation Activities and [*] upon ISTA's acceptance of the process validation report.

      F. Additional Project Work. BLP will invoice ISTA for any additional work requested by ISTA which is not defined in the original project scope specified on Appendix C hereto, provided that ISTA agrees, in advance in writing, to the additional work, and such invoice shall be due and payable within [*] after ISTA's receipt of the invoice. Any additional work required due to incomplete product information impacting the project timelines will be discussed by both parties and the timelines will be revised.

5.    Product Technical Transfer.

      A. Technology Transfer and Validation Activities. BLP agrees to perform the Technology Transfer Activities and Validation Activities set forth in Appendix C. The parties shall cooperate with one another to transfer the Specifications, supplies and test methods for the Product in a manner that meets the mutually agreed upon project requirements. ISTA will be responsible for providing to BLP all information (i.e., Specifications, MSDS, methods, process & Product development, validation, and regulatory correspondence with the FDA) necessary to manufacture the Product as part of the technology transfer assessment process. BLP will be responsible for evaluating the Product information from ISTA to confirm that it meets BLP policies and cGMP requirements. BLP will be responsible for weekly communications with ISTA, via conference call, relating to the progress of the project and on a monthly basis, providing to ISTA a project status report once the project is initiated until the termination of the project technical transfer process.

      B. Submission Batches. ISTA shall pay to BLP the fee set forth in Appendix C for BLP's performance of the Technology Transfer Activities; provided that if any such batch does not meet the Specifications due to BLP's negligence, the failure of BLP's Processing equipment, or BLP's failure to adhere to the batch records, BLP shall, at its own expense, manufacture additional batches of Product until the successful completion of a total of [*] which meet the Specifications. BLP shall not be responsible for any batch failures directly caused by Product formulation, container compatibility and testing methods developed or provided by ISTA to BLP hereunder. ISTA may, at its own expense, request BLP to manufacture additional batches of Product attributed to such failures.

      C. Validation Batches. Each batch of Product manufactured as part of the Validation Activities will be considered to be an "Experimental Batch" until BLP has manufactured [*] that meets the Specifications applicable to such Product upon which such consecutive batches shall be considered "Validation Batches." ISTA shall pay to BLP the Product price set forth in Appendix A for each Experimental Batch manufactured as part of the Validation Activities; provided that if any such Experimental Batch does not meet the Specifications due to BLP's negligence, the failure of BLP's Processing equipment, or BLP's failure to adhere to the batch records, validation protocols or other similar documentation, BLP shall, at its own

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            expense, manufacture additional Experimental Batches of Product until the successful completion of a total of [*] which meet the Specifications. BLP shall not be responsible for any batch failures directly caused by Product formulation, container compatibility and testing methods developed or provided by ISTA to BLP hereunder. ISTA may, at its own expense, request BLP to manufacture additional batches of Product attributed to such failures. BLP and ISTA shall cooperate in good faith to resolve any problems causing any out-of-Specification batch. It is understood and agreed that the Validation Batches will, upon ISTA's receipt of written FDA approval of the Product, be sold as commercial Product.

      D. Designated Product Contact. BLP and ISTA will each designate a specific contact for communications relating to supply of Product by BLP pursuant to this Agreement ("Product Contact"). The Product Contact will be the primary contact for discussions relating to the Product or its manufacture.

      E.    Analytical Methods and Data Transfer. Upon ISTA's request, BLP will
            (i) assist ISTA in the transfer of all analytical methods related to the Product or its manufacture to another manufacturing site and
            (ii) transfer to ISTA all data reasonably requested by ISTA for use in the preparation of FDA filings for the Product; provided that ISTA shall bear any costs of such transfers pre-approved in writing by ISTA.

6.    Product Manufacture and Supply.

      A. Manufacture and Supply. BLP agrees to manufacture at its facility located at 8500 Hidden River Parkway, Tampa, Florida, the Product, in accordance with Applicable Laws, the Specifications, and BLP policies and procedures to the extent that such policies and procedures do not conflict with any terms or conditions of this Agreement or with Applicable Laws.

      B. Ingredients, Supplies and Packaging Materials. BLP agrees to supply at its expense all of the Raw Materials in accordance with the Specifications for the Product that are necessary to manufacture and supply the finished, packaged Product.

      C. Testing and Inspection of Materials. BLP shall analyze and evaluate all Product materials to confirm that they satisfy the Specifications. The cost of all such analyses and evaluations shall be borne by [*].

      D. Testing and Inspection of Product. BLP shall conduct all quality control and other tests required to ensure that the Product as manufactured meets the Specifications. The cost of all such analyses and evaluations shall be borne by BLP. During the commercial phase of the project, BLP shall conduct stability testing on [*] for each fill size of the Product annually, and shall provide ISTA with on-going stability reports. BLP will place each of the Validation Batches into on-going stability studies and will provide interim stability reports to ISTA, as required by cGMP regulations. BLP will perform annual product reviews of the Product and will promptly provide ISTA with the information from the annual product reviews as required by the FDA, for ISTA's inclusion in annual reports to the FDA. BLP shall provide ISTA, [*]

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            with all regulatory support and documentation required by the FDA to support the NDA for the Product.

      E. BLP Obligation to Supply. BLP shall supply ISTA such quantities of Product ordered by ISTA pursuant to any Firm Order. Furthermore, BLP agrees to reserve manufacturing capacity sufficient to supply ISTA with at least such quantities of Product that ISTA is required to purchase as an Annual Minimum pursuant to Section 9.A.

7.    Product Changes.

      A. Changes by ISTA. During the Term of this Agreement, BLP agrees to manufacture and package the Product in accordance with the Specifications, Applicable Laws, and using approved or mutually agreed upon material suppliers. If ISTA at any time requests a change to a Product, including without limitation, any changes to the Raw Materials, provided that such change does not impose a material adverse impact on BLP's manufacture of the Product, (i) such change shall be incorporated into the Specifications, (ii) BLP shall adjust, with ISTA's prior approval, the price of the Product set forth in Appendix A, if necessary, to reflect increased costs of such change, (iii) BLP shall implement such change at the earliest opportunity and (iv) subject to ISTA's prior approval, ISTA shall pay BLP the costs associated with such change, including, for any additional development work, a reasonable mutually agreed upon charge based upon BLP's then-prevailing research and development rates. ISTA shall reimburse BLP for BLP's actual cost of procurement of Raw Materials rendered obsolete solely due to the implementation of such change up to certain inventory levels for each Raw Material to be mutually determined by the parties prior to the commercial launch of the Product; provided that ISTA's liability under this
            Section 7.A. shall only apply to the extent such materials cannot reasonably be allocated to manufacturing other products.

      B. Changes by BLP. BLP agrees that any changes developed by BLP that may be incorporated into the manufacture of a Product shall require the written approval of ISTA prior to such incorporation. At the time of such incorporation and FDA approval, if required, such changes shall become part of the Specifications.

      C. Changes by Regulatory Authorities. If BLP is required by a regulatory authority to perform validation studies for purposes of validating new manufacturing procedures, new Raw Material or finished Product assay procedures with respect to a Product, in each case which are unique to the manufacture of the Product, in order to continue to engage in the manufacture of the Product for ISTA, BLP shall promptly provide ISTA with notice that such validation studies are required, such notice to include an estimate of all related validation study expenses. ISTA shall notify BLP whether it desires BLP to continue manufacturing the Product, and all direct expenses borne by BLP and pre-approved by ISTA in writing in the conduct of any such validation study shall be reimbursed to BLP by ISTA as incurred.

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      D.    Regulatory Responsibility. ISTA will be responsible for all regulatory submissions and correspondence with the FDA related to the Product. BLP will be responsible for providing ISTA, as needed, with documentation typically included in the CMC section of regulatory submissions, for the preparation of regulatory submissions.

8.    Inspections and Manufacturing Compliance.

      A. Inspections by ISTA. Representatives from ISTA shall be permitted access, at reasonable times during BLP's normal business hours and upon reasonable advance notice to BLP, to visit, in the company of a BLP representative, the manufacturing and/or packaging facility where ISTA's Product will be or is being manufactured and/or packaged for the purposes of auditing BLP's processes to ensure that ISTA's Product is being manufactured, packaged, stored and handled in accordance with the Specifications and all Applicable Laws.

      B. Inspection by Regulatory Agencies. Each party shall promptly notify the other party upon being contacted by the FDA for any purpose or reason directly relating to the manufacture of the Product, including without limitation, any announced or unannounced FDA inspection. At BLP's request, ISTA will provide BLP with copies of all correspondence and documentation provided to the FDA which relate to BLP's scale-up manufacturing activities. At ISTA's request, BLP will provide ISTA with copies of all correspondence and documentation provided to the FDA which relate to the Product or the manufacture of the Product. BLP shall permit an ISTA representative to be present at BLP's facilities during any such inspection directly relating to manufacture of the Product. Duly authorized representative(s) from the FDA or other applicable regulatory agencies shall be permitted access, at reasonable times during BLP's normal business hours, to visit, in the company of a BLP representative, the manufacturing and/or packaging facility or facilities where the Product will be or is being manufactured and/or packaged for the purposes of auditing BLP's processes to ensure that the Product is being manufactured, packaged, stored and handled in accordance with the Specifications, Applicable Laws, and BLP policies and procedures to the extent that such policies and procedures do not conflict with any terms or conditions of this Agreement or with Applicable Laws.. BLP shall, at its own expense, promptly respond to all inquiries and questions resulting from such visits and inspections and, at its own expense, promptly correct any deficiencies reported as a result of such inspections. BLP shall immediately notify ISTA if an authorized agent of the FDA or other governmental agency visits BLP's manufacturing facility for the purposes of inspecting the manufacturing and testing of the Products.

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9.    Ordering and Rolling Forecasts.

      A. Annual Minimum. Beginning on the [*], ISTA shall purchase from BLP a minimum annual amount of Product as set forth in Appendix B attached hereto (the "Annual Minimum"). If ISTA does not purchase such Annual Minimum during any calendar year thereafter, ISTA shall pay to BLP [*] of the difference between (i) the total amount ISTA would have paid to BLP if the Annual Minimum had been fulfilled and (ii) the total amount actually paid to BLP during the applicable calendar year. After ISTA's obligation to purchase the Annual Minimum commences pursuant to this Section 9.A., the parties shall meet at least once annually to discuss in good faith reasonable adjustments to the Annual Minimum taking into consideration the market conditions for the Product. Any such adjustment to the Annual Minimum shall be mutually agreed upon in writing and shall be subject to this Agreement.

      B. Monthly Forecast. Beginning not less than [*] after ISTA submits the NDA for the Product to the FDA, and thereafter on the first day of each month, ISTA will deliver to BLP a rolling forecast of its estimated need for Product for the following [*] period (each, a "Rolling Forecast"). The quantities of Product to be delivered in the [*] of each Rolling Forecast shall be a binding, firm order for Product ("Firm Order") and the remainder of the Rolling Forecast shall be for advisory purposes only and non-binding.

      C. Purchase Orders. ISTA will initiate an order for Product by sending to BLP a purchase order for Product at least [*] prior to the requested delivery date for the Product covered by the purchase order ("Purchase Order"). If there is a conflict between the terms of this Agreement and any Purchase Order, the terms of this Agreement will control. Purchase Orders should be submitted for ordered quantities of Product in full batch size; provided that BLP agrees that such batch size shall include, but not be limited to, a [*] batch size. ISTA may submit Purchase Orders for Product in excess of the quantities specified in the rolling forecasts. BLP shall use its commercially reasonable efforts to accept and fill such orders consistent with efforts used by BLP to fill excess orders for other customers of contract manufactured Product. BLP will deliver to ISTA a written order acknowledgment form within [*] of BLP's receipt of each rolling forecast, confirming the quantities of which BLP shall exercise commercially reasonable efforts its ability to fill. Only those amounts of such orders in excess of the quantities of ISTA's Firm Order, confirmed by BLP in its written order acknowledgment, shall be binding on BLP.

      D. Failure to Supply. Notwithstanding any other provision in this Agreement, if BLP fails to supply to ISTA at least [*] of the quantity of Product ordered pursuant to a Firm Order during any [*], ISTA's obligations to meet the Purchase Requirement and Annual Minimum shall terminate and ISTA shall be entitled to purchase any quantity of Product from any third party.

10. Inventory & Delivery. Unless otherwise agreed in writing by the parties, BLP will ship the Product F.O.B. BLP's loading dock at its facility in Tampa, Florida (the "F.O.B. Point"), to arrive at ISTA's designated destination point within [*] of the date a Purchase Order is

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      received by BLP. At the request and expense of ISTA, BLP shall ship the
      Product ordered by ISTA by such carrier or carriers as ISTA may designate. Such shipping instructions shall be submitted by ISTA to BLP. Unless otherwise agreed by the parties hereto, all risk of loss or damage to the Product from any cause whatsoever shall be borne by ISTA after delivery to ISTA or ISTA's carrier at the F.O.B. Point. BLP shall not be obligated to maintain an inventory of the Product.

11.   Warranties; Acceptance and Claims.

      A. BLP Warranties. BLP represents and warrants to ISTA that (i) at the time of delivery, the Product supplied hereunder will conform to the Specifications and all Applicable Laws, (ii) all Product supplied by BLP under this Agreement shall be merchantable, free from defects and shall not be adulterated or misbranded within the meaning of the ACT, as amended, (iii) BLP shall manufacture the Product in accordance with the Specifications and in a facility that complies with all Applicable Laws, and is covered by all necessary registrations and licenses, and BLP shall maintain all such registrations and licenses during the Term hereof, (iv) when applicable to the work performed by BLP, BLP will adhere to Applicable Laws, and (v) BLP shall store all API and Product in a secure facility and in accordance with the Specifications and all Applicable Laws. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT WHERE BLP COMMITS A WILLFUL, INTENTIONAL BREACH OF ANY MATERIAL PROVISION UNDER THIS AGREEMENT, BLP SHALL NOT BE RESPONSIBLE OR LIABLE UNDER ANY PROVISION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY RESULTANT INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO LOSS OF REVENUES AND LOSS OF PROFITS FROM BLP'S FAILURE TO PROVIDE THE PRODUCT TO ISTA OR OTHERWISE.

      B. Notification of Defects. All Products shall be received subject to ISTA's inspection and may be rejected if any such Product fails to conform to the Specifications. ISTA shall be deemed to have accepted each order of Product if BLP does not receive written notice to the contrary (i) within [*] after the later of receipt by ISTA or by its customers of any non-conforming Product containing obvious defects discoverable without affecting the integrity of the Product's packaging and (ii) within [*] of ISTA's discovery of any latent defects. At BLP's request, ISTA shall promptly supply either a sample of the allegedly defective Product, or some other evidence of deficiency, which ISTA or BLP shall specify. In the event of any dispute between BLP and ISTA as to whether any of the Product conforms to the warranties hereunder, a sample of the units in dispute shall be sent by ISTA and BLP to an independent third party testing laboratory mutually agreed to in writing by BLP and ISTA whose findings will be binding on the parties except in cases of gross and

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            manifest error. The cost of such testing and Product shall be borne by the party against which the determination was made.

      C. Warranty Limited to ISTA. ISTA shall deliver to its customers its own warranty concerning the Product. If permissible under Applicable Law, ISTA's warranty to its customers shall state conspicuously that the same is the sole and exclusive warranty to customers.

      D. Returns. The nonconforming shipment of Product, or the nonconforming portion thereof, shall be held for BLP's disposition, or shall be returned to BLP, at BLP's expense, as directed by BLP. BLP shall replace, at BLP's cost, each nonconforming shipment of Product, or the nonconforming portion thereof, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within [*] after receipt of notice of rejection thereof.

      E. Indemnification of ISTA. At ISTA's request, BLP shall indemnify, defend, save and hold ISTA and each of its Affiliates, officers, directors, employees and agents harmless from and against any and all liabilities, damages, costs, or expenses, including without limitation reasonable attorney's fees and disbursements ("Loss" or "Losses") resulting from, or arising out of: (a) any material breach of any warranty hereunder or material non-fulfillment or non-performance by BLP of any agreement, covenant or obligation of BLP under this Agreement; (b) any actual or alleged defect in any Product manufactured and delivered to ISTA hereunder arising out of BLP's failure to manufacture Product in accordance with the terms of this Agreement; (c) any actual or alleged infringement or violation of any patent, trade secret or proprietary rights used by BLP in manufacturing Product; (d) FDA enforcement action, inspection or Product recalls or market withdrawals resulting from BLP's failure to manufacture the Product in accordance with the terms of this Agreement; and (e) any personal injury arising out of BLP's failure to manufacture Product in accordance with the terms of this Agreement.

      F. Insurance. Each of the parties shall maintain Commercial Liability Insurance, during the Term of this Agreement, including contractual and product liability, in amounts of not less than [*] occurrence and [*] annual aggregate naming the other party as an additional insured. The parties shall exert their best efforts to obtain such insurance with respect to contractual liability on a date of occurrence basis (not a date of claim basis) and all insurance companies providing such insurance shall have an A.M. Best rating of A- or better. Upon request, either party shall submit a certificate of insurance evidencing such insurance to the other party, and providing that it may not be canceled or reduced in amount without [*] prior notification to the other party.

      G. Manufacture. For purposes of this Article 11 above, Section 5.E. and Articles 12 and 18 below, "manufacture" shall include without limitation the manufacturing process for the product, bulk solution manufacturing, filling, filtering, inspection, testing, Labeling and packaging of Product.

12.   ISTA's Obligations.

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      A.    Indemnification of BLP. ISTA shall (and BLP shall give ISTA the right to) indemnify, defend, save and hold BLP and each of its Affiliates, officers, directors, employees and agents harmless from and against Loss or Losses resulting from, or arising out of: (a) claims brought by third parties alleging any bodily injury arising as a result of a negligent act or omission of ISTA; (b) FDA enforcement action, inspections or Product recalls or market withdrawals except where arising out of or resulting from BLP's acts or omissions or BLP's failure to manufacture Product in accordance with the terms of this Agreement; (c) ISTA's acts relating to the promotion, marketing and/or distribution of Product, except where arising out of or resulting from BLP's acts or omissions or BLP's failure to manufacture Product in accordance with the terms of this Agreement; and (d) any actual or alleged infringement or violation of any composition of matter patent, or trade secret in the composition of matter of the Product; except, in all cases, to the extent such Losses are subject to indemnification by BLP pursuant to
            Section 11.E.

      B. Registration. Any FDA or governmental approvals necessary for sale of the Product shall be the responsibility of ISTA. ISTA shall use its commercially reasonable efforts to maintain all necessary FDA or governmental approvals for sale of the Product and to ensure that the packaging and Labeling of such Product comply with all applicable FDA or governmental and rules and regulations.

13. Indemnification Procedures. Any party seeking indemnification under this Agreement shall give prompt written notice to the indemnifying party of any third party claim, complaint, suit, proceeding or cause of action (collectively and individually referred to as an "Action") providing reasonable details of the nature of the event and basis of the Action, and the other party's indemnification obligations shall be conditioned upon the foregoing if lack of such notice to the indemnifying party is prejudicial or otherwise adversely affects the indemnifying party. The indemnifying party shall then have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any such Action. The indemnified party shall also have the right, but not the obligation, to participate at its own expense in the defense thereof with counsel of its choice. The indemnified party shall cooperate to the extent reasonably necessary to assist the indemnifying party in defending, contesting or otherwise protesting against any such Action provided that the reasonable cost in doing so shall be paid by the indemnifying party. The indemnifying party shall not enter into any settlement without the indemnified party's consent if such settlement would be prejudicial to, or otherwise constitute any admission of fact or liability by, the indemnified party.

14. Product Recalls. In the event that a Product recall results from the breach by BLP of its warranties under this Agreement, defective manufacture by BLP or other actions of BLP, BLP shall be responsible for the reasonable expenses of the recall. In the event the recall results from the actions of ISTA (not including the recall order), ISTA shall be responsible for the expenses of the recall and any costs associated with the distribution of replacement Product.

15. Product Complaints. Product complaints shall be received by ISTA and at its own expense, ISTA will promptly respond to all reasonable inquires from customers pertaining to Product complaints.

16.   Confidentiality. Except as otherwise expressly permitted herein (including
      Article 18), each party hereto agrees to keep all Confidential Information of the other party furnished under this Agreement confidential within its respective company and agrees not to disclose same to third parties without the prior written consent of the other party hereto, except as required by law or to the extent such information (i) was already in the rightful possession of a party prior to its receipt from the other party as evidenced by written records, (ii) becomes generally known to the public otherwise than as a result of the breach of this Article 16, (iii) is disclosed by a third party having no obligation to keep such information confidential, or (iv) was independently developed by such party or its agent(s) as evidenced by written records. During the Term of this Agreement, both ISTA and BLP agree to keep the subject matter of this Agreement confidential and not disclose it to any third party except as required by law, in which instance prompt notice shall be given to the party not making the disclosure, or except as mutually agreed to. The receiving party will, upon the written request of the disclosing party after any expiration or termination of this Agreement, promptly destroy or return to the disclosing party all Confidential Information (including notes, writings and other material developed therefrom) and all copies thereof and retain none for its files, except that each party may retain one (1) copy for its legal files. The return or retention of such information will not relieve the receiving party of its continuing obligation of confidentiality hereunder.

17. Public Announcements. Neither ISTA nor BLP shall use the name of the other firm in any publicity or advertising and may not issue a press release, public announcement or otherwise publicize or disclose the existence of this Agreement, any information related to this Agreement or the terms or conditions hereof, without obtaining the other party's prior written approval and consent.

18. Intellectual Property. BLP acknowledges that ISTA owns or possesses certain ISTA Confidential Information, inventions, technologies, processes, know-how, trade secrets, improvements, other intellectual property and other assets relating to the Product, which have been independently developed or licensed by ISTA (collectively "ISTA Technology"). ISTA shall own, and BLP hereby assigns and agrees to assign to ISTA, all inventions, developments, or improvements to the ISTA Technology, whether or not patentable, that arise from, or are based upon the Product, its manufacture or ISTA Technology, together with any analytical methods for testing the Product, modifications to the Product formulation or Product container, methods of mixing the Product solution and all data (e.g., label qualification data) incorporated into FDA filings (collectively, "ISTA Developments"); provided, however, that BLP shall retain a nonexclusive, perpetual, royalty-free, fully paid-up, worldwide license, under all inventions, developments, or improvements assigned to ISTA except inventions, developments, or improvements relating to Product formulation, to make, have made, use, offer for sale, import and otherwise exploit any products other than Product. BLP agrees to execute all documents necessary to perfect title in the ISTA Developments in ISTA.

19.   Termination.

      A. For Default. Without prejudice to any other legal or equitable remedy or remedies either party may have, this Agreement may be terminated by either party by written notice for breach of any material provision of this Agreement if such breach remains uncured after the giving of not less than [*] prior written notice to the breaching party of the existence of such breach and intent to terminate.

      B. For Failure to Meet Timelines. Without prejudice to any legal or equitable remedy or remedies either party may have, this Agreement may be immediately terminated at the option of ISTA, immediately upon written notice, in the event of the BLP does not achieve any project milestone within [*] after the deadline specified in Appendix C.

      C. For Insolvency. Either party may terminate this Agreement immediately in the event of the insolvency of the other party if such insolvent party fails to pay any amounts due pursuant to the terms of this Agreement within [*] following the date on which such amount is due and payable, provided that the terminating party first serves written notice of the failure to pay on the insolvent party and such default is not cured within [*] after receipt of such notice.

      D. For Failure of Batches. In the event that prior to the approval of the Process Validation report specified in Appendix C the parties are unable to successfully produce, within [*] after first discovering any problems related to any out-of-Specification batches attributed to Product formulation, container compatibility and testing methods developed by or provided by ISTA to BLP, a Product batch within the Specifications, the parties shall [*]. In the event [*], this Agreement may be terminated at the option of either party upon [*] advance written notice to the other party.

      E. Effect of Termination. Expiration or termination of this Agreement for any reason shall not relieve the parties of any obligation that accrued prior to such expiration or termination. Within [*] following the effective date of termination of this Agreement, BLP will provide ISTA with a detailed accounting of (i) the amount of Raw Materials held by BLP for manufacturing into Product under this Agreement, (ii) the amount of Product in the process of being manufactured by BLP for ISTA under this Agreement and (iii) the amount of finished Product then held in inventory by BLP (including Product which has not be subjected to BLP's quality assurance testing procedures) under this Agreement. Upon ISTA's request, BLP shall deliver to ISTA or to such other person or place as ISTA shall direct in writing, at ISTA's sole cost and expense (except at BLP's sole cost and expense, if ISTA terminated the Agreement pursuant to
            Section 19.A., 19.B. or 19.C.), all Raw Materials and Product described above and ISTA shall pay BLP, within [*] after such delivery, the Product price owing to BLP for finished Product and BLP's verifiable out-of-pocket costs incurred in procuring such delivered Raw Materials, unless such termination is initiated by ISTA pursuant to Section 19.A., 19.B. or 19.C., in which event ISTA shall not be obligated to pay such amounts. No termination of this Agreement shall have any effect on, or relieve either party from, the obligation to make any payment or perform any act arising prior to the effective date of termination. Without limiting the foregoing, at ISTA's request, BLP shall also be obligated to provide the services described in Section 5.E. above upon expiration or any termination of this Agreement; provided that if such termination is by ISTA pursuant to Section 19.A., 19.B. or 19.C., BLP shall bear the costs incurred in performing under Section 5.E.

      F. BLP Obligations upon Expiration or Termination. Upon the expiration of this Agreement or its earlier termination, BLP will transfer all Product-manufacturing technology and information to ISTA's designated manufacturer and provide full cooperation and assistance to assure smooth transition. ISTA will reimburse BLP for BLP's reasonable costs and expenses incurred in providing the foregoing services that are pre-approved in writing by ISTA, unless such termination is initiated by ISTA pursuant to Section 19.A., 19.B. or 19.C., in which event all such costs and expenses shall be borne solely by BLP.

20. Jurisdiction and Venue. All actions or proceedings brought by BLP against ISTA arising out of or related to this Agreement shall be brought in a state or federal court of competent jurisdiction located within Orange County, California, and each of the parties to this Agreement consents to the exclusive personal jurisdiction and venue of those courts. All actions or proceedings brought by ISTA against BLP arising out of or related to this Agreement shall be brought in a state or federal court of competent jurisdiction located within Hillsborough County, Florida, and each of the parties to this Agreement consents to the exclusive personal jurisdiction and venue of those courts.

21. Force Majeure and Allocation. The obligations of either party hereunder are contingent upon, and BLP shall not be liable for, acts of God, war, terrorist activities, riots, floods, fires, storms, strikes, catastrophes or any other acts of force majeure, FDA or governmental restrictions, prohibitions, regulations, and requisitions, or other interferences beyond the reasonable control of such party (but excluding acts or omissions of subcontractors) to the extent that the same prevent or delay the performance of the obligations herein contained, always provided that such party shall use its best efforts in the event of force majeure to fulfill the obligations under this Agreement and provide the other party with prompt notice of the occurrence of any such event of force majeure.

22. Assignment or Transfer of Rights. This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither this Agreement, nor any of the rights and obligations under this Agreement, may be assigned, transferred or otherwise disposed of by either party without the prior written consent of the other party, unless such assignment, transfer or disposition is to a successor to all or substantially all of the businesses and assets of such party pertaining to the subject matter hereof. Any assignment made in contravention of the foregoing shall be void and of no effect.

23. Notices. All notices or communications required or permitted hereby shall be sent to the respective addresses set forth below by overnight delivery, facsimile (which will promptly be confirmed in writing sent by registered or certified mail, return receipt requested) or registered or certified mail, return receipt requested and shall be effective upon delivery.

      As to BLP:                Bausch & Lomb Pharmaceuticals, Inc.

                                8500 Hidden River Parkway

                                Tampa, Florida 33637

                                Attention: J. Robert Hernandez

                                Director of Plant Operations

                                Contract Manufacturing Facsimile: (813) 975-7788

      With a copy to:           Bausch & Lomb Incorporated

                                One Bausch & Lomb Place

                                Rochester, New York 14604-2701

                                Attention: General Counsel

      As to ISTA:               ISTA Pharmaceuticals, Inc.

                                15279 Alton Parkway, Suite 100

                                Irvine, CA 92618

                                Attention: Kirk McMullin

                                Vice President of Operations

                                Facsimile: (949) 788-6010

The address to which notice to either party shall be sent may be changed by such party by written notice to the other party.

24. Relationship of the Parties. The parties are independent contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the parties. Neither party has any authority to assume or create any obligation on behalf of the other party.

25. Order of Preference. All sales by BLP to ISTA of Product shall be subject to the provisions of this Agreement and any provision of any Purchase Order placed by ISTA or order acknowledgment sent by BLP which is inconsistent herewith or in addition hereto shall be null and void unless accepted by the receiving party in writing and signed by one of its authorized representatives.

26. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles.

27. Survival. The obligations in Sections 5.E., 6.A., 11.A., 11.E., 11.G., 12.A., 19.E. and 19.F. and Articles 1, 2, 14, 16, 18 and 20-29 shall survive the expiration or termination of this Agreement for any reason whatsoever.

28. Entire Agreement. This Agreement and the Appendices contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements made between the parties regarding the Product. No prior statement, representation, promise or agreement, written or verbal, shall be of any force to vary, expand or diminish the provisions hereof. The Agreement may be modified or amended only by an instrument in writing, executed by both parties. No waiver or other failure to exercise any right under, or default or extension of time for performance under, any provision of this Agreement will affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

29. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.




      IN WITNESS WHEREOF, the parties have hereunto set forth their signatures effective as of the Effective Date.

BAUSCH & LOMB
PHARMACEUTICALS, INC.

By:
   -------------------------------------------------

Title:
      ----------------------------------------------


ISTA PHARMACEUTICALS, INC.

By:
   --------------------------------------------------

Title:
      -----------------------------------------------

                                   APPENDIX A

                                 PRICE SCHEDULE

Timolol Maleate Ophthalmic Solution         Price
-----------------------------------         -----

   1.    [*]                                 [*]

   2.    [*]                                 [*]

                                   APPENDIX B

                                 ANNUAL MINIMUM

                     TIMOLOL MALEATE 0.5%OPHTHALMIC SOLUTION

Production Year Starting:                   Annual Minimum:
------------------------                    --------------
[*]                                         [*]


[*]                                         [*]

[*]                                         [*]

                                   APPENDIX C

                               PROJECT MILESTONES

                                       [*]





                          PROJECT ACTIVITIES AND COSTS

                                       [*]

                                   APPENDIX D

                                 SPECIFICATIONS

                                       [*]

                                       D-2